                                                                 Exhibit 10.3.39

                AGREEMENT ADDRESSING RENEWABLE ENERGY PRICING AND
                -------------------------------------------------
                                 PAYMENT ISSUES
                                 --------------

                                     between

                       SECOND IMPERIAL GEOTHERMAL COMPANY

                                  QFID No. 3021

                                       and

                       SOUTHERN CALIFORNIA EDISON COMPANY

1.   PARTIES.

The Parties to this Agreement Addressing Renewable Energy Pricing and Payment
Issues ("Agreement") are Second Imperial Geothermal Company ("SELLER"), a
California limited partnership, and Southern California Edison Company
("EDISON"), a California corporation. EDISON and SELLER are hereinafter sometimes referred to individually as a "Party" and jointly as the "Parties."

2.   RECITALS.

This Agreement is entered into between the Parties with reference to the following facts:

2.1 On April 16, 1985, SELLER's predecessor and EDISON executed a power purchase agreement (the "Contract"), which establishes, among other things, the terms and conditions pursuant to which EDISON purchases electric power from SELLER and
SELLER sells electric power to EDISON.

2.2 On or about November 24, 1992, EDISON consented to an assignment of the
Contract from SELLER'S predecessor to SELLER and such assignment was made.

2.3 Among other things, the Contract, as amended, provides that during the First
Period of the Contract term (as that term is defined in the Contract, as amended), EDISON will pay SELLER for energy delivered by SELLER to EDISON in accordance with a formula set forth in paragraph 3.14 of Amendment No. 2 to the
Contract, which paragraph amended Sections 8.2.1 and 8.2.2 of the Contract (the
"Contract Energy Formula"). The Contract Energy Formula is based, in part, upon the short run avoided cost ("SRAC") methodology established from time to time by the California Public Utilities Commission ("Commission").

2.4 On December 9, 1996, the Commission issued Decision ("D.") 96-12-028, which reformed the SRAC methodology for energy payments made by EDISON to qualifying facilities ("QFs").

2.5 On March 27, 2001, the Commission issued D.01-03-067, which modified the
SRAC methodology approved by the Commission in D.96-12-028. Various parties, including EDISON, filed applications for full or partial rehearing of
D.01-03-067, which applications remain pending before the Commission.

2.6 On January 4, 2001, the Commission issued D.01-01-007, which established energy loss adjustment factors for QFs based on generator meter multipliers reported by the California Independent System Operator. Various parties, including EDISON, filed applications for full or partial rehearing of
D.01-01-007.

2.7 EDISON has not paid SELLER for energy and capacity delivered by SELLER to
EDISON during the period November 1, 2000 through and including March 26, 2001.
Various disputes exist between the Parties arising out of these circumstances and others.

2.8 On April 6, 2001, 2001, SELLER initiated a civil action, entitled Heber
Geothermal Company and Second Imperial Geothermal Company v. Southern California
Edison Company, Case No. L-00654 (the "Litigation") seeking among other things, damages for breach of contract. EDISON disputes that SELLER is entitled to the relief sought in the Litigation.

2.9 In recognition of the Parties' respective positions and claims with respect to D.01-03- 067, D.01-01-007 and the Litigation [if applicable], and in order to attempt to compromise their ongoing disputes, EDISON and SELLER have agreed to:
(1) establish an alternate SRAC for purposes of administering the Contract
Energy Formula which SELLER accepts in lieu of the Commission-approved SRAC in
D.96-12-028 as modified by D.01-03-067 in accordance with the terms and conditions set forth in this Agreement; (2) establish an agreed upon energy loss adjustment factor applicable to deliveries of energy by SELLER to EDISON upon the occurrence of certain terms and conditions as set forth in this Agreement;
(3) establish a mechanism for resolving the Parties' dispute concerning the amounts owed by EDISON to SELLER with respect to deliveries by SELLER to EDISON during the period November 1, 2000 through March 26, 2001 and, subject to the occurrence of certain contingent events, as set forth in this Agreement, to provide a mutually agreed to payment schedule, for payment of such amounts, including payment of interest thereon; (4) upon the occurrence of certain conditions, as set forth in this Agreement, enter into a stay and tolling period with respect to the Parties' claims and defenses as asserted in the Litigation or otherwise with respect to EDISON's nonpayment for energy and capacity delivered by SELLER to EDISON during the period November 1, 2000 through March
26, 2001 [if applicable]; and (5) upon the occurrence of certain conditions, as set forth in this Agreement, mutually release and forever discharge each other from claims as set forth in Section 3.6 of this Agreement.

3.   AGREEMENT.

In consideration of the promises, mutual covenants and agreements hereinafter set forth, the Parties hereby agree to the following:

3.1  EFFECTIVE DATE.

Except as provided in Section 4.2 with respect to Commission Approval (as such term is defined in said Section), this Agreement shall become effective on the date that it has been executed by duly authorized representatives of each of the
Parties in accordance with the procedure set forth in Sections 3.1.1 and 3.1.2.

3.1.1 CLOSING PROCEDURES - SELLER.

EDISON will make this Agreement available to every Eligible QF, as defined below, for the period commencing on June 11, 2001 at 1:00 p.m. Pacific Time and ending on June 15, 2001 at 5:00 p.m. Pacific Time. Such period is referred to herein as the "QF Review Period." In order to facilitate the execution and delivery of the Agreement, a duly authorized representative of SELLER shall: (i)
execute the Agreement and (ii) cause the executed Agreement together with an attached written instruction to EDISON substantially in the form attached as
Exhibit 3.1.1 hereto to be delivered to EDISON by hand or facsimile during the
QF Review Period (the documents referred to in (ii) above are collectively referred to herein as the "SELLER's Closing Package"). SELLER's delivery of the
SELLER's Closing Package may not be rescinded. "Eligible QF" means any renewable technology small power production facility or non-gas or oil cogenerator that, as of November 1, 2000, was a party to a power purchase agreement with EDISON.

3.1.2 CLOSING PROCEDURES - EDISON.

Upon receipt of SELLER's Closing Package, EDISON shall, if it chooses to do so in its sole discretion, execute and deliver the Agreement contained therein and deliver same by hand or facsimile of a copy thereof to SELLER on or before June
18, 2001 at 5:00 p.m.-Pacific Time. In the event that EDISON does not so execute and deliver the Agreement as stated in the preceding sentence, it shall so notify SELLER not later than June 18, 2001 at 5:00 p.m. Pacific Time, and EDISON and SELLER shall have no further obligations with respect to this Agreement, which shall be deemed a nullity.

3.2  PAYMENT OF PAST DUE AMOUNTS.

3.2.1 STIPULATED AMOUNT DEFINED.

The "Stipulated Amount" is the principal amount deemed to be owed, for settlement purposes, by EDISON to SELLER for energy (as calculated pursuant to
D.96-12-028 as it was in effect prior to March 27, 2001, or by such other formula, if any, as provided in the Contract) and capacity delivered by SELLER to EDISON during the period November 1, 2000 through and

including March 26, 2001 pursuant to the Contract, less any amounts owed to
EDISON by SELLER under the Contract or otherwise. Prior to the payment by EDISON to SELLER of the Final Payment Amount, as defined in Section 3.2.5, the
Stipulated Amount shall be deemed provisional only and shall be used only for the purpose of calculating interest payments made pursuant to Section 3.2.2, the
Initial Partial Payment and the Second Partial Payment, as defined in Section
3.2.3, and the Final Payment Amount, as defined in Section 3.2.5, and shall not be relied upon by the Parties for any other purpose whatsoever, including introduction of the Stipulated Amount, this Agreement or any Commission decision either approving or disapproving this Agreement (or any standard form agreement upon which this Agreement is based) as evidence in the Litigation [if applicable] or in any other legal or regulatory proceeding of the amount owed by
EDISON to SELLER with respect to energy and capacity delivered by SELLER to
EDISON during the period November 1, 2000 through March 26, 2001.

3.2.2 INTEREST PAYMENTS ON STIPULATED AMOUNT.

Commencing on the date which is three business days from the date of execution of this Agreement by the Parties (such date, the "Initial Interest Payment Date"
and such initial interest payment, the "Initial Interest Payment") and on the first day of each month thereafter prior to the Final Payment Date, as defined in Section 3.2.4 below, EDISON shall make a payment to SELLER of simple interest on the outstanding balance of the Stipulated Amount calculated at a rate of seven (7) % per annum; provided, however, that if the date of execution of this
Agreement occurs within five (5) days of the end of a month, then the Initial
Interest Payment Date shall be the first day of the following month. As to unpaid sums for power deliveries included in the Stipulated Amount, interest at such annual rate shall run from the date on which the unpaid sum for a particular monthly delivery first were to have been mailed by EDISON to SELLER under the Contract until such interest is paid on the Initial Interest Payment
Date. For offsets against such unpaid sums included in the Stipulated Amount, simple interest at the same seven (7)% annual rate shall run from the date on which each amount that EDISON is entitled to offset first became due from SELLER to EDISON. Interest owed to SELLER and interest owed to EDISON pursuant to the foregoing calculations will be netted to determine the actual amount owing to
SELLER on the Initial Interest Payment Date. For illustration purposes, Exhibit
3.2.2 to this Agreement sets forth the amount of the Initial Interest Payment that EDISON would make to SELLER assuming that the Initial Interest Payment Date occurred on June 18, 2001. Thereafter, interest payable monthly to SELLER under this Section 3.2.2 shall be calculated based on the remaining unpaid balance of the Stipulated Amount, as adjusted from time-to-time to reflect any partial payments of the Stipulated Amount by EDISON, and as further adjusted from time-to-time to reflect any additional amounts owed by SELLER to EDISON.
EDISON's obligation under this Agreement to make such interest payments shall terminate at the end of the Standstill Period, as defined in Section 3.3.1, regardless of the nature of the event that causes the end of the Standstill
Period.

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3.2.3 PARTIAL PAYMENTS OF THE STIPULATED AMOUNT.

On the Initial Interest Payment Date, EDISON shall also pay to SELLER ten (10)%
of the Stipulated Amount (the "Initial Partial Payment"). Additionally, on the
Second Partial Payment Date, as defined in this Section 3.2.3, EDISON shall make another payment to SELLER equal to ten (10)% of the Stipulated Amount (the
"Second Partial Payment"). "The Second Partial Payment Date" means five (5)
business days after the MOU Effective Date. For purposes of this Agreement,
"MOU Effective Date" means the first day on which both of the following have occurred: (a) all legislation implementing the Memorandum of Understanding between EDISON and the California Department of Water Resources dated April 9,
2001 ("MOU"), or such other legislation based on the MOU or otherwise, that restores EDISON to creditworthiness has become effective, and (b) the Commission has issued all orders that are necessary to implement the MOU or other mechanisms contained in such legislation based on the MOU or otherwise which are designed to restore EDISON to creditworthiness. Nothing herein shall preclude
EDISON from, at any time, electing to make partial payments of the Stipulated
Amount that are in addition to those specified in this Section 3.2.3.

3.2.4 FINAL PAYMENT.

On the Final Payment Date, as defined below, EDISON shall pay to SELLER the
Final Payment Amount, as determined in accordance with Section 3.2.5 of this
Agreement. "Final Payment Date" means the fifth business day after the first day on which EDISON receives proceeds from the first financing of the "net undercollected amount" resulting from the MOU or other mechanisms contained in such other legislation based on the MOU or otherwise that restore EDISON to creditworthiness. EDISON shall take all commercially reasonable, practicable and effective steps to secure a fully effective securitization or financing order
("Financing Order") from the Commission for the purpose of implementing the MOU or other mechanisms contained in such other legislation based on the MOU or otherwise that are sufficient to restore EDISON to creditworthiness. Upon receipt of the Financing Order, EDISON shall take all commercially reasonable, practicable and effective steps to obtain the securitization and financing contemplated thereby, for the purpose, inter alia, of paying the Final Payment
Amount. EDISON expects that following receipt of the Financing Order, EDISON will obtain financing in accordance with the timetable set forth in Schedule A, attached hereto.

3.2.5 CALCULATION OF FINAL PAYMENT AMOUNT.

The Final Payment Amount is equal to (i) the Stipulated Amount; (ii) plus all accrued but unpaid interest thereon (if any) pursuant to Section 3.2.2; (iii)
less all partial payments of the Stipulated Amount made by EDISON pursuant to
Section 3.2.3 or otherwise; [balance of Section 3.2.5 intentionally omitted]

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3.3  FORBEARANCE.

3.3.1 STANDSTILL.

Immediately upon the making of both the Initial Interest Payment and the Initial
Partial Payment by EDISON, or as soon thereafter as is reasonably practicable,
SELLER and EDISON, as applicable, shall: (1) take all necessary steps to stay or suspend any outstanding action, claim or proceeding against the other Party and/or any of its affiliates arising from or related to either Party's performance or non-performance under the Contract, including but not limited to the Litigation [if applicable], and will take no further action with respect to any such matter(s) other than immediately to inform the court or other authority before which such matter(s) are pending of such stay and to cause to be filed in the affected proceeding any pleadings or other documents which are necessary to cause such matter to be stayed in its entirety during the Standstill Period, as defined below; (2) if SELLER has obtained an attachment or other lien against the property of EDISON or any of its affiliates or a temporary restraining order, preliminary injunction or other equivalent order permitting SELLER to either suspend or terminate energy deliveries to EDISON under the Contract, take all steps reasonably necessary to release, relinquish, vacate or stay such attachments, liens or order(s), as appropriate during the pendency of the
Standstill Period including, but not limited to, instructing the sheriff and/or levying officer to release the lien or the levy of any writ of attachment and taking such further actions as are reasonably necessary to cause such release to be effectuated within five (5) days of the commencement of the Standstill
Period, as defined below; and (3) refrain from commencing or asserting any new litigation, proceedings or claims against the other Party or any of its affiliates arising from or related to either Party's performance or non-performance under the Contract prior to the date on which this Agreement has been executed by the Parties. The foregoing sentence, however, shall not require
SELLER to release or vacate any right to attach order previously obtained by
SELLER provided that SELLER has complied with its obligation to release any lien or levy actually accomplished pursuant to such right to attach order.
Furthermore, during the Standstill Period, EDISON, on the one hand, and SELLER and any trade organization of which it is a member (to the extent that SELLER has the capacity to cause such trade association to do so), on the other hand, shall, as to each other, take all necessary steps to suspend or stay any regulatory proceeding(s) pending before the Federal Energy Regulatory Commission
("FERC") or the Commission concerning (a) SRAC or (b) performance by EDISON or
SELLER pursuant to the Contract. "Standstill Period," as used herein, means the period commencing with the date on which both the Initial Interest Payment and
Initial Partial Payment have been made and ending on the earliest of the following dates: (1) default by EDISON under any of the payment provisions contemplated by this Agreement or the Contract with respect to payments for energy and capacity due after March 26, 2001 under the Contract; (2) the Final
Payment Date if EDISON pays the Final Payment Amount; (3) December 31, 2001, if by such date legislation implementing the MOU (or other mechanisms contained in legislation based on the MOU or otherwise that are designed to restore EDISON to creditworthiness) has not been signed by the Governor (without regard to whether the legislation has actually become effective) and the Commission has not issued the orders

                                        6

contemplated by the MOU (or other mechanisms contained in legislation based on the MOU or otherwise that are designed to restore EDISON to creditworthiness);
(4) April 1, 2002, if by March 31, 2002 legislation implementing the MOU (or other mechanisms contained in legislation based on the MOU or otherwise that are designed to restore EDISON to creditworthiness) has not become effective; or (5)
either EDISON files a petition for protection under the bankruptcy laws or an involuntary petition for relief in bankruptcy is filed against EDISON and an order for relief is entered with respect to such petition. Notwithstanding the foregoing, nothing in this Section 3.3.1 shall prohibit EDISON from pursuing or participating in judicial and/or regulatory proceedings pertaining to any other qualifying facility that has not executed this form of Agreement or another form of agreement providing for forbearance of claims against EDISON.

3.3.2 EFFECT OF TERMINATION OF STANDSTILL PERIOD.

In the event that the Standstill Period terminates for any reason other than payment of the Final Payment Amount, then EDISON and SELLER may seek to cause any stay entered in any court or regulatory proceeding to be lifted or dissolved but such right shall be without prejudice to either Party's position regarding any stay that may issue in connection with a bankruptcy proceeding.
Furthermore, in such event, neither EDISON nor SELLER shall be deemed to have waived any right, claim or defense as a result of having executed this
Agreement, or by virtue of the Standstill Period, including, without limitation, claims and defenses with respect to the issues of (1) whether SELLER is entitled to suspend or terminate the Contract and (2) the lawfulness of any price that was used to determine the Stipulated Amount.

3.3.3 TOLLING.

During the Standstill Period, the running of time with respect to any statute of limitation or regulation applicable to the time within which to file for or appeal from any form of regulatory relief or order, or with respect to any other defense or claim based on the lapse of time, shall be suspended and tolled day-for-day.

3.3.4 NO INVOLUNTARY PETITION.

From the date that this Agreement has been executed by the Parties through the earlier of (i) the termination of this Agreement pursuant to Section 4.13 or
(ii) the expiration or termination of the Standstill Period pursuant to Section
3.1.1, neither SELLER nor any of its affiliates shall file an involuntary petition for relief in bankruptcy against EDISON.

3.4 ENERGY PRICING.

3.4.1 INTERIM ENERGY PRICE.

Unless otherwise established in the Contract, for the period (herein, the
"Interim Period") commencing with the date on which this Agreement has been executed by the Parties and ending upon the commencement of the Fixed Rate
Period, as defined in Section 3.4.2, to the extent that any payment to SELLER for energy is, under the Contract Energy Formula, to be based upon the
Commission-determined SRAC, SRAC shall be determined in accordance with the SRAC formula approved by the Commission in D.96-12-028, as modified by D.01-03-067, and shall not be subject to further change by the Commission, by any other regulatory authority, or by any court with jurisdiction in the matter during the
Interim Period.

3.4.2 FIXED ENERGY PRICE.

Notwithstanding any provision of the Contract to the contrary, commencing on the
Final Payment Date, as defined in Section 3.2.4 and for the balance of the five
(5) year period commencing on the Rate Effective Date, as defined below (the period between the Final Payment Date and the expiration of such five year period being referred to hereinafter as the "Fixed Rate Period"), to the extent that any payment to SELLER for energy is, under the Contract Energy Formula, to be based upon the Commission-determined SRAC, SELLER hereby elects that such
SRAC shall be a "fixed" price of 5.37 cents/kWh (the "Fixed Rate"), in lieu of the Commission-approved SRAC methodology described in Section 3.4.1; provided, however, that if the Contract terminates in accordance with its own terms, or for any other lawful reason prior to the end of the Fixed Rate Period, then the
Fixed Rate Period shall likewise terminate; and provided further, however that if the Contract concerns a solar thermal facility that augments its energy input with fossil fuel, and such SELLER's Contract provides for payment for energy based on SRAC, EDISON shall pay for 75% of the energy delivered to EDISON by such SELLER during the Fixed Rate Period at the Fixed Rate and 25% of the energy delivered to EDISON by such SELLER at the rate described in Exhibit 3.4.2 to this Agreement. During the Fixed Rate Period, the Fixed Rate shall be weight adjusted by Time-of-Delivery ("TOD") factors set forth in EDISON's Time-of-Use rate schedule "TOU-8." The "Rate Effective Date" means the first day of the next full calendar month following the MOU Effective Date, as defined in Section
3.2.3.

3.4.3 On the first day after the last day of the Fixed Rate Period, the energy price payable to SELLER shall revert to the Contract Energy Formula. For purposes of administering the Contract Energy Formula, the SRAC price shall, for the remaining term of the Contract, be established in accordance with the
Commission-approved SRAC methodology, including, but not limited to, TOD factors and energy loss adjustment factor then in effect.

3.5 ENERGY LOSS ADJUSTMENT FACTOR.

Unless otherwise specifically provided in the Contract, during the Fixed Rate
Period, the energy loss adjustment factor ("ELAF") applicable to energy deliveries made to EDISON by SELLER will be 1.0. During the Interim Period, the
ELAF applicable to energy deliveries made by SELLER to EDISON which are paid based on SRAC prices shall be determined in accordance with the methodology approved by the Commission in D.01-01-007, and shall not be subject to further change by the Commission, by any other regulatory authority, or by any court with jurisdiction in the matter during the Interim Period.

3.6 MUTUAL RELEASES; DISMISSAL OF LITIGATION.

Effective upon and subject to EDISON paying the Final Payment Amount to SELLER:

     (a) The Parties release and discharge each other and their respective affiliates, parents, officers, directors, employees, agents, insurers, attorneys and assigns from any and all claims, debts, liens, causes of action or damages of any kind whatsoever existing at any time on or before the date on which this
Agreement has been executed by the Parties, whether in law or in equity, whether known or unknown, arising from or related to either Party's performance or non-performance under the Contract; provided, however, that nothing herein shall be deemed to release or waive any claim arising from or related to either
Party's performance or non-performance under the Contract from and after the day following the date on which this Agreement has been executed by the Parties regardless of whether such performance or non-performance, insofar as it also existed before the date on which this Agreement has been executed by the
Parties, is released pursuant to this Section 3.6 for such prior period.
Notwithstanding the foregoing, nothing contained in this Agreement shall release any person or entity other than SELLER itself from any claims, causes of action, or rights EDISON may now have, or may obtain in the future, for illegal or otherwise actionable conduct that resulted in increases in the prices EDISON paid or was required to pay for electricity, natural gas, or both. As to claims that are released pursuant to this Section 3.6, SELLER and EDISON waive the application of California Civil Code Section 1542, which provides: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected the settlement with the debtor," and

     (b) The Parties shall promptly cause to be dismissed with prejudice all claims in the Litigation [if applicable] that would be barred by the foregoing mutual release.

4.   OTHER TERMS AND CONDITIONS.

4.1  RESUMPTION OF DELIVERIES.

Upon the date that this Agreement has been executed by the Parties, or as soon thereafter as is reasonably practicable, SELLER shall, if it previously ceased deliveries to EDISON pursuant to the Contract under a notice of cancellation, court order or otherwise, resume deliveries under the Contract, which shall be deemed to have continued uninterrupted notwithstanding any previous notice of cancellation or termination by SELLER.

4.2  COMMISSION APPROVAL.

With the exception of Section 3.2.2, Section 3.2.3 (but only insofar as it provides for the Initial Partial Payment), Section 3.3 (i.e., Sections 3.3.1
through 3.3.4) and Section 4.1 of this Agreement, this Agreement, or in the alternative, the form agreement upon which this Agreement is based if EDISON submits that form instead to the Commission, is subject to Commission Approval as to reasonableness for purposes of rate recovery by EDISON, and shall not become effective until Commission Approval has been obtained or waived by
EDISON, as provided herein. "Commission Approval," as used in this Agreement, shall mean that the Commission has issued a final decision, no longer subject to appeal, approving this Agreement or the standardized form, as appropriate, without condition or modification unacceptable to the Parties and containing findings to the effect that: (i) this Agreement (or the standardized form) and
EDISON's entry into this Agreement (or any agreement based substantially on the standardized form) are reasonable and prudent for all purposes, including, but not limited to, recovery of all payments made pursuant hereto in rates, subject only to review with respect to the reasonableness of EDISON's future administration of the Contract and this Agreement after taking into account the effect of the mutual releases provided for in Section 3.6 (such that EDISON'S administration of the Contract for the period through the date on which this
Agreement has been executed by the Parties is deemed to have been reasonable and prudent for all purposes), and (ii) the terms of this Agreement shall be in lieu of and replace in their entirety such orders as the Commission may have previously issued or may hereafter issue that either require EDISON to make any payments to SELLER for deliveries during the period November 1, 2000 through
March 26, 2001 that are different from or are in addition to the payment obligations established by this Agreement or which would require payment for energy sold by SELLER under the Contract under terms and conditions that differ from or are in addition to those provided for in this Agreement. EDISON shall file with the Commission the appropriate request for approval of this Agreement or the standardized form, as appropriate, and seek such approval expeditiously.
SELLER shall use reasonable efforts in cooperation with EDISON for the purpose of obtaining Commission Approval.

                                       10

4.3  WAIVER OF COMMISSION APPROVAL.

In its sole discretion, EDISON may waive Commission Approval as to all or any individual aspect of this Agreement requiring Commission Approval at any time by giving notice of such waiver in writing to SELLER.

4.4  EFFECT ON CONTRACT.

Except as expressly provided herein, all provisions of the Contract, including but not limited to the capacity payment provisions, shall remain in effect and unchanged and shall not be affected by the terms and conditions of this
Agreement. Nothing herein shall be read to extend the term of the Contract.

4.5  NO WAIVER.

None of the provisions of this Agreement, including this paragraph, shall be considered waived by either Party unless such waiver is given in writing. The failure of either party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights for the future, but the same shall continue and remain in full force and effect.

4.6  FURTHER AGREEMENTS.

This Agreement shall not be amended, changed, modified, abrogated or superseded by a subsequent agreement unless such subsequent agreement is in the form of a written instrument signed by the Parties.

4.7  ENTIRE AGREEMENT.

Subject to the provisions of Section 4.4 hereof, this Agreement constitutes the entire agreement of the Parties and supersedes any and all prior negotiations, correspondence, undertakings, and agreements between the Parties concerning the subject matter of this Agreement.

4.8  SUCCESSOR AND ASSIGNS.

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

4.9  CONSTRUCTION.

This Agreement is the result of negotiation and each Party has participated in the preparation of this Agreement. Accordingly, any rules of construction to the effect that an ambiguity is to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

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Furthermore, the underlined headings used in this Agreement are for reference purposes only and do not themselves constitute any of the terms of this
Agreement.

4.10 GOVERNING LAW.

This Agreement shall be interpreted, governed, and construed under the laws of the State of California as if executed and to be performed wholly within the
State of California.

4.11 NO PRECEDENT; USE IN LITIGATION.

     Each Party agrees that this Agreement arises from unique facts and circumstances and, as such, the various provisions of this Agreement, such as, but not limited to, the Fixed Rate and the Stipulated Amount, shall not be used as evidence, or the basis for disputing the validity or appropriateness of such values, or for determination of avoided costs before FERC, the Commission, or any court or other judicial or quasi-judicial body, and nothing herein may be used as an admission against any Party. Neither Party will introduce or otherwise use this Agreement or any of is terms or conditions in any judicial or administrative proceeding or to influence any governmental action, other than for the purpose of enforcing the terms and conditions of this Agreement.
Notwithstanding anything to the contrary in this Section 4.11, neither this
Agreement, nor any of its terms or conditions, shall be admissible for any purpose in the Litigation [if applicable] or in any future litigation arising from the disputes referenced in Section 2.7.

4.12 AUTHORIZED SIGNATURES; NOTICES.

Each Party represents and warrants that the person who signs below on behalf of that Party has authority to execute this Agreement on behalf of such Party and to bind such Party to this Agreement. All notices given under this Agreement shall be in writing and shall be effective on the same day if delivered by personal delivery or facsimile transmission, one day after sending if delivered by overnight delivery service, or five days after sending if delivered by first class U.S. mail. Notices shall be directed to the individual or individuals who are designated to receive notices under the Contract.

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4.13 TERMINATION.

This Agreement shall terminate automatically in its entirety on the earlier of the following dates: (1) one hundred twenty (120) days from the date on which this Agreement has been executed by the Parties if Commission Approval, as defined in Section 4.2 of the Agreement, has not been obtained or waived by
EDISON; (2) June 1, 2002 if Final Payment, as defined in Section 3.2.4, has not been made as of such date, or (3) the first day after the last day of the Fixed
Rate Period, as defined in Section 3.4.2. However, the second sentence of
Section 3.2.1 and the entirety of Section 4.11 shall survive any termination of this Agreement.

SECOND IMPERIAL GEOTHERMAL COMPANY,

     a California limited partnership

By: AMOR 14 Corporation
     a Delaware corporation
     its General Partner

By: /s/ Lucian W Fox
    ----------------------------------
Name: Lucian W Fox
Title: SVP

Date: 6-15-01

SOUTHERN CALIFORNIA EDISON COMPANY,

     a California corporation

By:
    -------------------------------------------
Stephen E. Frank
Chairman, President and Chief Executive Officer

Date:
      --------------

                                       13

4.13 TERMINATION.

This Agreement shall terminate automatically in its entirety on the earlier of the following dates: (1) one hundred twenty (120) days from the date on which this Agreement has been executed by the Parties if Commission Approval, as defined in Section 4.2 of the Agreement, has not been obtained or waived by
EDISON; (2) June 1, 2002 if Final Payment, as defined in Section 3.2.4, has not been made as of such date, or (3) the first day after the last day of the Fixed
Rate Period, as defined in Section 3.4.2. However, the second sentence of
Section 3.2.1 and the entirety of Section 4.11 shall survive any termination of this Agreement.

SECOND IMPERIAL GEOTHERMAL COMPANY,

     a California limited partnership

By: AMOR 14 Corporation
     a Delaware corporation
     its General Partner

By: /s/ Lucian W Fox
    ----------------------------------
Name: Lucian W Fox
Title: SVP

Date: 6-15-01

SOUTHERN CALIFORNIA EDISON COMPANY,

     a California corporation

By: /s/ Stephen E. Frank
    -------------------------------------------
Stephen E. Frank
Chairman, President and Chief Executive Officer

Date: 6/19/01

                                       13

4.13 TERMINATION.

This Agreement shall terminate automatically in its entirety on the earlier of the following dates: (1) one hundred twenty (120) days from the date on which this Agreement has been executed by the Parties if Commission Approval, as defined in Section 4.2 of the Agreement, has not been obtained or waived by
EDISON; (2) June 1, 2002 if Final Payment, as defined in Section 3.2.4, has not been made as of such date, or (3) the first day after the last day of the Fixed
Rate Period, as defined in Section 3.4.2. However, the second sentence of
Section 3.2.1 and the entirety of Section 4.11 shall survive any termination of this Agreement.

SECOND IMPERIAL GEOTHERMAL COMPANY,

     a California limited partnership

By: AMOR 14 Corporation
     a Delaware corporation
     its General Partner

By: /s/ Lucian W Fox
    ----------------------------------
Name: Lucian W Fox
Title: SVP

Date: 6-15-01

SOUTHERN CALIFORNIA EDISON COMPANY,

     a California corporation

By: /s/ Stephen E. Frank
    -------------------------------------------
Stephen E. Frank
Chairman, President and Chief Executive Officer

Date: 6/19/01

                                       13

                                  EXHIBIT 3.1.1

Southern California Edison
2244 Walnut Grove Avenue
Rosemead, California 91770

Attn: QF Resources

     Re: Agreement Addressing Energy Pricing and Payment Issues
         ("Agreement") between [Qualifying Facility] ("SELLER"), a
         [describe legal status], and Southern California Edison Company
         ("EDISON"), a California corporation.

Dear Sir or Madam:

     Enclosed is the captioned Agreement, duly executed by an authorized officer of SELLER. This Agreement shall not be deemed delivered by SELLER until, and therefore shall not be a binding obligation of SELLER until, EDISON executes the
Agreement and returns a copy of the executed Agreement to SELLER in accordance with the provision of Section 3.1.2 of the Agreement. This letter acknowledges that EDISON consents to the condition imposed upon the delivery by SELLER of this Agreement recited in the preceding sentence.

                                         Very truly yours

                                         SELLER

                                         By:
                                             -----------------------------------

                                       14

                                   Exhibit 3.2.1

                          PROVISIONAL STIPULATED AMOUNT

SELLER's Stipulated Amount, for the purpose of implementing the terms and conditions of this Agreement, and for no other purpose whatsoever, is
$15,723,323.91. Such amount is calculated by taking the difference between (1)
the principal amount deemed to be owed, for settlement purposes, by EDISON to
SELLER for energy (as calculated pursuant to D.96.12.028 as it was in effect prior to March 27, 2001, or by such other formula, if any, as provided in the
Contract) and capacity delivered by SELLER to EDISON during the period November
1, 2000 through and including March 26, 2001 pursuant to the Contract, which is
$15,723,323.91, less (2) the amount owed to EDISON by SELLER under the Contract, or otherwise, which is $0.00.

Prior to the payment by EDISON to SELLER of the Final Payment Amount, as defined in Section 3.2.5, the Stipulated Amount shall be deemed provisional only and shall be used only for the purpose of calculating interest payments made pursuant to Section 3.2.2 of the Agreement, the Initial Partial Payment and the
Second Partial Payment, as defined in Section 3.2.3 of the Agreement, and the
Final Payment Amount, as defined in Section 3.2.5 of the Agreement, and shall not be relied upon by the Parties for any other purpose whatsoever, including introduction of the Stipulated Amount, this Agreement or any Commission decision either approving or disapproving this Agreement (or any standard form agreement upon which this Agreement is based) as evidence in the Litigation [if applicable] or in any other legal or regulatory proceeding of the amount owed by
EDISON to SELLER with respect to energy and capacity delivered by SELLER to
EDISON during the period November 1, 2000 through March 26, 2001.

                                       15

                                  EXHIBIT 3.2.2

                      INITIAL INTEREST PAYMENT CALCULATION

Assuming that the Initial Interest Payment Date, as defined in Section 3.2.2 of the Agreement, is June 18, 2001, then the Initial Interest Payment due SELLER is
$335,851.34. Such amount is calculated by taking the difference between (1)
simple interest on the outstanding balance of the principal amount deemed to be owed, for settlement purposes, by EDISON to SELLER as set forth in Exhibit 3.2.1 at a rate of seven (7)% per annum, in the manner provided in Section 3.2.2 of the Agreement, which is $335,851.34, less (2) simple interest calculated at the same rate on the amount owed EDISON by SELLER as shown in Exhibit 3.2.1, which is $0.00.

Payment by EDISON to SELLER of the Initial Interest Payment or of any subsequent interest payment pursuant to Section 3.2.2 of this Agreement shall not be deemed a waiver or modification of the provisional nature of the Stipulated Amount as provided in Section 3.2.2, and the payment of such interest payments shall be subject to the same limitations regarding the use of the amount of such payments which pertain to the Stipulated Amount itself.

                                       16

                                  EXHIBIT 3.4.2

             ADDITIONAL PAYMENT PROVISIONS PERTAINING ONLY TO 25% OF
             ENERGY DELIVERIES MADE BY SOLAR-POWERED OF PROJECTS TO
                       EDISON DURING THE FIXED RATE PERIOD

                     This exhibit intentionally left blank.

                                       17

                                   SCHEDULE A

                    KEY MILESTONES TO ISSUING SECURITIZATION
                    ----------------------------------------

Milestone                                                 Expected Timing
---------                                                 ---------------

1.  Non-appealable Financing Order in Effect              Start

2.  SEC Registration Process Completed                    Concurrent w/step 1(1)

3.  Rating from Credit Rating Agencies Obtained(2)        Concurrent w/step 1

4.  Marketing of Bonds to Investors                       +3 wks

5.  Department of Finance Approval                        Concurrent

6.  Marketing Completed and Bonds Priced                  +1 wk

7.  Issuance Advice Letter Effective/Proceeds
    Received (3)                                          +1 wk(4)

----------
1   Assume SEC registration process can be completed concurrently with the
    Financing Application process.

2   The preliminary rating will be obtained prior to marketing with the final rating obtained prior to closing.

3   SCE intends to obtain a Private Letter Ruling from the IRS confirming that the securitization will be treated as debt of SCE for income tax purposes.
    However, the transaction can proceed without the ruling.

4   Assume the Commission adopts the Rate Reduction Bond procedure that provided for Issuance Advice Letters to be effective without review or Commission action 5 days after submission.

                                       18